Exhibit 99.1

Village Farms Favorably Amends and Extends Farm Credit Canada Loan

Company improves interest rate by 50 basis points and extends maturity four years to February of 2031

VANCOUVER, British Columbia, March 30, 2026 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced that it has favorably amended and extended its loan with its long-term lender, Farm Credit Canada (FCC). The Company improved the interest rate on the loan by 50 basis points and extended the maturity date by four years to February 3, 2031. The FCC loan carries a variable interest rate currently below 7.0%, with a current balance of US $15.4 million. All other material terms of the loan remain unchanged.

Stephen Ruffini, Executive Vice President and Chief Financial Officer of Village Farms commented, “We remain very pleased with the collaborative nature of our relationship with FCC, who has been a valued partner over the last 20 years and remains a strong supporter of our long-term vision and growth strategy. We believe these amendments continue to demonstrate the improving strength of our business, which is positioned for another year of growth in 2026.”

About Village Farms International, Inc.

Village Farms is a global leader in cannabis, plant-based consumer packaged goods, and sustainable innovation. With a legacy built on decades of Controlled Environment Agriculture expertise and Dutch farming practices, today the Company is one of the world’s largest and most profitable cannabis operators with an asset portfolio that spans over 7 million square feet of advanced greenhouse and indoor cultivation assets.

In Canada, Village Farms operates one of the largest EU-GMP certified cannabis facilities in the world from its production campus in Delta, British Columbia, and exports products to international medical markets. The Company is also a market share leader in dried flower formats and produces and distributes some of the country’s highest quality and best-selling strains, including its flagship Pure Sunfarms Pink Kush, one of the most widely consumed strains on the planet. Village Farms’ Canadian brand portfolio includes Pure Sunfarms, Fraser Valley Weed Co., Soar, Super Toast, Pure Laine, Tam Tams and Promenade.

In the Netherlands, the Company is one of only ten licensed operators in the country’s regulated cannabis program, and in the United States its CBDistillery brand is one of the country’s largest independent hemp-derived wellness platforms. Beyond cannabis, the Company’s Clean Energy division transforms landfill gas into renewable natural gas, and it also holds an equity interest in Vanguard Food LP, a private venture pursuing strategic acquisitions to build a premier branded food platform in North America.

Contact Information

Sam Gibbons Senior Vice President, Corporate Affairs Phone: (407) 936-1190 ext. 328 Email: sgibbons@villagefarms.com